Orders for the Preceding 12 Weeks Compared to the Same Period in the Prior Year (constant currency)

Reporting Business	August 16, 2009	October 11, 2009

Nordson Corporation	-21%	-19%

Adhesive Dispensing Systems	-14%	-14%

Advance Technology Systems	-23%	-17%

Industrial Coating and Automotive Systems	-38%	-38%